SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

December 30, 2021

Date of Report (date of earliest event reported)

INTEVAC, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26946	94-3125814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3560 Bassett Street

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 986-9888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	IVAC	The Nasdaq Stock Market LLC (Nasdaq) Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 30, 2021, Intevac, Inc. (“Intevac” or the “Company”), Intevac Photonics, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Photonics”), and EOTECH, LLC, a Michigan limited liability company (“Buyer”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) governing the sale by the Company of its Photonics business (the “Photonics Business”) to Buyer (such transaction, the “Photonics Sale Transaction”) in exchange for (i) $70.0 million in cash consideration (as may be increased or decreased by certain closing net working capital adjustments), (ii) up to $30.0 million in earnout payments and (iii) the assumption of certain liabilities of the Photonics Business as specified in the Purchase Agreement.

Under the Purchase Agreement, Buyer has agreed to pay Photonics, if earned, earnout payments of up to an aggregate of $30.0 million based on achievement of fiscal year 2023, 2024 and 2025 Photonics Business revenue targets for the Integrated Visual Augmentation System (“IVAS”) program as specified in the Purchase Agreement. At any time prior to December 31, 2024, Buyer may elect to pay to Photonics $14.0 million, which would terminate Buyer’s obligations with respect to any remaining earnout payments.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 30, 2021, the Company completed the sale of the Photonics Business to Buyer in accordance with the Purchase Agreement. At the closing of the Photonics Sale Transaction, Buyer paid Photonics approximately $70.0million in cash, which was based on the $70.0 million initial cash purchase price. This amount may be further adjusted to reflect the final closing net working capital amount.

The above description of the Purchase Agreement and the Photonics Sale Transaction is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specified dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties have been made for the purpose of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Photonics or Buyer. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.05 Costs Associated with Exit or Disposal Activities.

In contemplation of the closing of the Photonics Sale Transaction, the employment of approximately 58 employees of Photonics was terminated, including Mr. Timothy Justyn, Executive Vice President and General Manager of the Photonics Division. Buyer hired 73 former employees effective as of the closing of the Photonics Sale Transaction as described in the Purchase Agreement. For up to twelve months, 21 of the above-mentioned employees will remain mutual employees of both the Company and the Buyer to assist in the assignment and novation of all government contracts and to sponsor the Buyer’s facility clearance from the Defense Counterintelligence and Security Agency of the U.S. government. As provided in the Purchase Agreement, Photonics is responsible for any severance obligations arising out of such termination including Mr. Justyn as discussed below. The Company will record a charge in the first quarter of 2022 relating to employee severance payments that is expected to be approximately $521,000. The Company also expects to record a non-cash charge of approximately $411,000 relating to the acceleration and settlement of outstanding equity awards under the Company’s 2020 Equity Incentive Plan and the Company’s 2012 Equity Incentive Plan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer

Mr. Justyn did not receive an employment offer from Buyer. On December 30, 2021, the Company terminated the employment of Mr. Justyn and his position as a Company officer.

In accordance with the change of control agreement between the Company and Mr. Justyn effective as of March 2, 2018, a copy of which was previously filed as Exhibit 10.3 to the Company’s Form 10-Q filed on May 1, 2018, Mr. Justyn will be paid (i) a severance benefit equal to $320,000 or 12 months base salary, paid in equal installments on the Company’s normal payroll schedule over the 12-month period following the closing of the Photonics Sale Transaction, and (ii) continuing payments to defray health care costs of $2,000 per month for 12 months from the closing date. In addition, as permitted under the change of control agreement, Mr. Justyn received the pay out of his 2021 bonus in the amount of $96,000, the same amount he would have received had he remained an employee of the Company through the date such bonus payments were made. Further, in accordance with his change of control agreement, on December 30, 2021, Mr. Justyn’s outstanding Company equity awards vested in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. On December 30, 2021, Mr. Justyn delivered a general release of claims as a condition to the receipt of the foregoing severance benefits. Pursuant to the change of control agreement, if Mr. Justyn commences employment with Buyer within 12 months from the closing date, he will cease receiving his severance benefits under the change of control agreement, and, to the extent permitted under applicable law, he will be required to repay the cash value of the severance benefits that he already received under the agreement.

Item 7.01 Regulation FD Disclosure.

On January 3, 2022, the Company issued a press release announcing the entry into the Purchase Agreement and the consummation of the Photonics Sale Transaction, a copy of which is attached as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of December 30, 2021, by and between Intevac, Inc., Intevac Photonics, Inc. and EOTECH, LLC*

99.1	Press release dated January 3, 2022

99.2	Unaudited pro forma condensed balance sheet and combined statements of operations of the Company

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The schedules and other attachments to this exhibit have been omitted. The Company agrees to furnish a copy of any omitted schedules or attachments to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEVAC, INC.

Date: January 3, 2022	/s/ JAMES MONIZ
James Moniz
Executive Vice President, Finance and Administration,
Chief Financial Officer, Secretary and Treasurer